Exhibit 10.4
SECOND AMENDMENT AGREEMENT
TO
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT AGREEMENT (this “Amendment”) is made as of June 28, 2005, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and David W. Beckley (the “Executive”).
RECITALS
     A. The Company and the Executive are parties to an Employment Agreement, made as of January 1, 2002, as amended by that Amendment Agreement, dated as of December 9, 2003, and as further amended by that Amendment Agreement, dated as of March 22, 2005 (the “Employment Agreement”).
     B. Pursuant to the terms of the Employment Agreement, Executive is entitled to receive upon retirement, the retirement benefits specified in the Employment Agreement.
     C. Executive is also a participant under the Company’s Supplemental Retirement Income Benefit Plan (“SERP”).
     D. The Company has amended the terms of the SERP, which affects the retirement benefits afforded the Executive under the Employment Agreement.
     D. Executive and the Company have agreed to amend the Employment Agreement on the terms and conditions set forth in this Amendment to conform the retirement benefits provided in the Employment Agreement to those provide in the SERP.
     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
     1. Retirement Benefits. The introduction to Section 4.2, Section 4.2(a), Section 4.2(b) and Section 4.2(c) of the Employment Agreement are hereby deleted and replace in their entirety with the following:
“4.2 Retirement Benefits. Notwithstanding any provisions of the Qualified Plan or the Internal Revenue Code of 1986, as at any time amended, and the regulations thereunder (the “Code”), it is the intention of the parties that Executive shall receive, upon his retirement, an annual retirement benefit of approximately $258,000, estimated as of the date of this Amendment to equal 50% of Executive’s Targeted Retirement Income (as defined in the Company’s Supplemental Retirement Income Benefit Plan, as amended, or “SERB Plan”). Accordingly, Executive shall be entitled to receive retirement benefits as follows:
     (a) Qualified Plan Benefits. The Executive shall be entitled to receive, upon his retirement as provided for in the Company’s Employees’ Retirement Plan (the “Qualified Plan”), benefits under the Qualified Plan computed as set forth in that plan.
     (b) Supplemental Executive Retirement Benefits. In addition to benefits the Executive is entitled to receive under the Qualified Plan, Executive shall be a participant in, and be entitled to receive supplemental executive benefits under, the SERB Plan, which SERB Plan is incorporated into this Agreement by this reference.
     (c) Vesting. The Supplemental Executive Retirement Benefits described in Section 4.2(b) shall be fully vested, and upon the termination of Executive’s employment, he shall be entitled to receive the same as provided in Section 4.2(d); provided, however, if the Executive is receiving disability payments from the Company, the Supplemental Executive Retirement Benefits will be reduced by the amount of the disability payments.”
     2. Incorporation of Amendment Agreement. Except as explicitly set forth in this Amendment, the parties do not intend to modify the terms and conditions of the Employment Agreement, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment by this reference.
CENTURY ALUMINUM COMPANY

By:	/s/ Gerald J. Kitchen

Gerald J. Kitchen

Title:	Executive Vice President

/s/ David W. Beckley

David W. Beckley